Yadkin Valley Financial Corporation Announces Solid Core Profitability and Rebranding Initiative; Back to Basics in Q1 2013

First Quarter Highlights:

•	Net income available to common shareholders for the first quarter of 2013 was $4.2 million, or $0.10 per diluted share.

•
The Company executed the remaining portion of its problem asset disposition plan by substantially completing the auction of Other Real Estate Owned (OREO) during the first quarter, which resulted in a $1.1 million net gain on sale.

•	The Bank's key credit quality metrics continue to improve, with the ratio of adversely classified items to Tier 1 capital and loan loss reserve at 26.85% at the end of the first quarter.

•	Net interest margin for the quarter was 3.57%, an increase of 29 basis points compared to the prior quarter.

•	The Company announced a rebranding initiative to be completed over the next 30 days. We will begin doing business as Yadkin Financial Corporation and Yadkin Bank on May 28, 2013.

Elkin, NC - April 25, 2013 - Yadkin Valley Financial Corporation (NASDAQ: YAVY), the holding company for Yadkin Valley Bank and Trust Company, announced today financial results for the first quarter ended March 31, 2013. Net income available to common shareholders for the quarter was $4.2 million, or $0.10 per diluted share, compared to a net loss of $25.3 million, or $1.21 per diluted share, in the fourth quarter of 2012, and net income of $2.7 million, or $0.14 per diluted share, in the first quarter of 2012.

Joe Towell, President and CEO of Yadkin Valley Financial Corporation, commented, “We are very pleased with our results in the first quarter, and we are also excited to be able to announce our rebranding initiative in conjunction with our financial results. With strong core net income, a significant decrease in non-interest expense, increased loan production, and continued strong results from our mortgage division, we believe that we are getting back to the basics of banking and providing superior financial solutions and service to our customers throughout the Carolinas.

Our rebranding initiative is a project we have been developing for some time. While there was benefit to retaining the names of our five community banks, our mortgage division, and our brokerage subsidiary over the years, we believe that now is the time to harness the synergy of our organization by bringing the values of our Company together under one strong brand. We will officially begin doing business as Yadkin Financial Corporation and Yadkin Bank on May 28, 2013. Our mortgage division will operate under the name Yadkin Mortgage, and our brokerage subsidiary will be Yadkin Wealth. At that time, we will also change our trading symbol to YDKN to align with the new brand. We will continue to trade on the NASDAQ exchange.

Additionally, we have announced our intention to effect a reverse stock split, pending shareholder approval at our Annual Meeting of Shareholders to be held on May 23, 2013. As we have evaluated our options, we believe that effecting this reverse stock split will be in the best interest of our shareholders as we continue to build value in our franchise in 2013 and beyond."

First Quarter 2013 Financial Highlights

Asset Quality

The Bank's key asset quality metrics continue to be strong following the completion of the accelerated asset disposition plan. First, our adversely classified items to Tier 1 capital and loan loss reserve ratio has continued to decrease, down to 26.85% at the end of the first quarter. In addition, while our nonperforming loans did increase slightly compared to the prior quarter due to two individual loans, they have decreased $42.4 million compared to the first quarter of 2012.

	Nonperforming Loan Analysis
	(Dollars in thousands)
	March 31, 2013		December 31, 2012
Loan Type	Outstanding Balance	% of Total Loans	Outstanding Balance	% of Total Loans
Construction/land development	$5,290	0.40%	$4,636	0.35%
Residential construction	2,284	0.17%	2,749	0.21%
HELOC	2,005	0.15%	1,041	0.08%
1-4 family residential	3,027	0.23%	3,123	0.23%
Commercial real estate	8,040	0.61%	8,023	0.60%
Commercial & industrial	2,756	0.21%	2,790	0.21%
Consumer & other	310	0.02%	455	0.03%
Total	$23,712	1.79%	$22,817	1.71%

Other real estate owned (OREO) totaled $5.4 million at March 31, 2013, a decrease of $3.3 million compared to $8.7 million at December 31, 2012. As we announced last quarter, we completed a public auction of approximately 59 OREO properties during the first quarter of 2013. We did not experience further loss on those properties as a result of the auction. Total nonperforming assets at March 31, 2013 were $29.2 million, or 1.58% of total assets, a decrease of $2.4 million from December 31, 2012.

During the first quarter of 2013, the provision for loan losses was $237,000, a decrease of $31.3 million from the fourth quarter of 2012. This significant decrease is due to the significantly improved credit profile of the Company following the completion of the accelerated asset disposition plan. Total net charge-offs for the first quarter of 2013 were $1.0 million, or 0.27% of average loans on an annualized basis.

At March 31, 2013, the allowance for loan losses was $24.5 million, compared to $25.1 million at December 31, 2012. As a percentage of total loans held-for-investment, the allowance for loan losses was 1.88% in the first quarter of 2013, down from 1.92% in the fourth quarter of 2012. While credit quality has improved, the reserve remains at a conservative level due to continued economic uncertainty and other external factors in our markets. Out of the $24.5 million in total allowance for loan losses at March 31, 2013, the specific allowance for impaired loans accounted for $2.1 million, up from $1.4 million in the fourth quarter. The remaining general allowance of $22.4 million attributed to unimpaired loans was down slightly from $23.7 million at the end of the fourth quarter given improvement in several credit metrics.

Net Interest Income and Net Interest Margin

Net interest income was up quarter over quarter, totaling $15.1 million for the first quarter of 2013. We also experienced a significant increase in our net interest margin. The quarterly average margin increased 29 basis points to 3.57%, up from 3.28% at December 31, 2012. This increase in margin is due primarily to the continued repricing of our time deposits, the reduction in non-earning assets, the reinvestment of cash from the accelerated asset disposition, and the shift in deposit mix.

In the first quarter of 2013, we continued to strategically shift our deposit mix and lower our cost of deposits. Core deposits now represent 58.5% of total deposits, our highest percentage over the past five years, as we focus on core deposit growth. As a result of this strategy, our cost of deposits decreased to 0.71% for the first quarter of 2013 as compared to 0.84% in the fourth quarter of 2012.

Non-Interest Income

Non-interest income increased $4.7 million to $5.7 million in the first quarter of 2013 compared to $986,000 in the fourth quarter of 2012. The previous quarter included several losses related to the asset disposition plan and the sale of our reinsurance line of business, which impacted our non-interest income last quarter. Our mortgage division delivered $2.0 million in mortgage banking income during the first quarter of 2013 before recording negative provisions for reserves on mortgage loans sold of $1.3 million. Negative provisions resulted during the quarter due to the previously announced dissolution of our mortgage subsidiary.

Non-Interest Expense

Non-interest expense decreased in the first quarter of 2013 to $13.2 million as compared to $22.7 million in the fourth quarter of 2012. Last quarter, our non-interest expense was impacted by the asset disposition plan. With that plan behind us and continued reduction in OREO, our non-interest expense decreased as a result. The salary and benefits line item increased approximately $400,000 compared to the prior quarter. While our core salary expense remained flat, we began accruing for performance-based incentives in the first quarter. Also, like many other companies, we experienced higher payroll taxes beginning January 1, 2013.

Balance Sheet and Capital

Total assets decreased $76.8 million during the first quarter of 2013, and gross loans held-for-investment decreased only slightly compared to the fourth quarter as we begin to modestly grow our loan portfolio. Total deposits decreased $70.0 million, which primarily consists of higher-cost time deposits, as our core deposits increased $15.6 million compared to the prior quarter.

The Company's capital ratios have strengthened and continue to exceed all regulatory requirements. As of March 31, 2013, the Bank's leverage ratio, Tier 1 risk-based capital ratio, and total risk-based capital ratio were 9.7%, 12.2%, and 13.5%, respectively. Leverage ratio, Tier 1 risk-based capital ratio, and total risk-based capital ratio were 10.0%, 12.6%, and 13.8% respectively, for the holding company as of March 31, 2013. In addition, the Company's tangible common equity to total tangible assets ratio was 7.83% at the end of the first quarter, compared to 7.30% at December 31, 2012. For capital adequacy purposes, leverage ratio, Tier 1 risk-based capital ratio, and total risk-based capital ratio must be in excess of 5.00%, 6.00%, and 10.00%, respectively, to be considered well-capitalized.

Conference Call

Yadkin Valley Financial Corporation will host a conference call at 10:00 a.m. EST on Thursday, April 25, 2013 to discuss financial results, business highlights, and outlook. The call may be accessed by dialing 877-359-3650 at least 10 minutes prior to the call. A webcast of the call audio may be accessed at http://investor.shareholder.com/media/eventdetail.cfm?eventid=128673&CompanyID=YAVY&e=1&mediaKey=C0BD0B7D7BA30A3E46A5C745FA0F7F34. A replay of the call will be available until May 1, 2013 by dialing 855-859-2056 or 404-537-3406 and entering Conference ID 46253205.

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About Yadkin Valley Financial Corporation

Yadkin Valley Financial Corporation is the holding company for Yadkin Valley Bank and Trust Company, a full-service community bank providing services in 34 branches throughout its two regions in North Carolina and South Carolina. The Western Region serves Avery, Watauga, Ashe, Surry, Wilkes, Yadkin, and Iredell Counties. The Southern Region serves Durham, Orange, Granville, Mecklenburg, and Union Counties in North Carolina, and Cherokee and York Counties in South Carolina. The Bank provides mortgage lending services through its mortgage division, Yadkin Valley Mortgage, headquartered in Greensboro, NC. Securities brokerage services are provided by Main Street Investment Services, Inc., a Bank subsidiary with four offices located in the branch network. Yadkin Valley Financial Corporation's website is www.yadkinvalleybank.com. Yadkin Valley shares are traded on NASDAQ under the symbol YAVY.

SAFE HARBOR

This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook, business environment, and potential implementation of the reverse stock split. Forward looking statements generally include words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible” and other similar expressions.  These statements are provided to assist in the understanding of future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those anticipated in such statements. Any such statements are based on current expectations and involve a number of risks and uncertainties.  For a discussion of some factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward-Looking Statements” on pages 1-2 of Yadkin Valley Financial Corporation's annual report filed on Form 10-K with the SEC for the year ended December 31, 2012 and in the section entitled “Risk Factors” in the annual report filed on Form 10-K for the year ended December 31, 2012. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements.

For additional information contact:

Joseph H. Towell
President and Chief Executive Officer
(704) 768-1133
joe.towell@yadkinvalleybank.com

Jan H. Hollar
Executive Vice President and Chief Financial Officer
(704) 768-1161
jan.hollar@yadkinvalleybank.com

Yadkin Valley Financial Corporation
Consolidated Balance Sheets (Unaudited)
	(Amounts in thousands except share and per share data)
	March 31, 2013	December 31, 2012 (a)	September 30, 2012	June 30, 2012	March 31, 2012
Assets:
Cash and due from banks	$22,210	$36,125	$26,048	$25,642	$36,478
Federal funds sold	50	50	50	50	50
Interest-earning deposits with banks	20,447	102,221	97,124	75,895	67,443

U.S. government agencies	17,232	27,527	32,869	23,058	23,433
Mortgage-backed securities	248,030	230,894	221,806	248,674	263,230
State and municipal securities	115,435	84,567	54,769	66,607	72,751
Common and preferred stocks	149	132	1,112	1,133	1,111
Total investment securities	380,846	343,120	310,556	339,472	360,525

Construction loans	133,200	131,981	147,408	189,840	196,991
Commercial, financial and other loans	182,268	193,810	190,294	189,245	187,037
Residential mortgages	166,565	140,931	174,728	167,774	166,563
Commercial real estate loans	596,790	617,468	615,733	594,798	605,539
Installment loans	32,037	33,426	34,216	34,177	34,926
Revolving 1-4 family loans	193,404	191,888	196,489	196,547	196,818
Total loans	1,304,264	1,309,504	1,358,868	1,372,381	1,387,874
Allowance for loan losses	(24,492)	(25,149)	(27,231)	(28,797)	(30,062)
Net loans	1,279,772	1,284,355	1,331,637	1,343,584	1,357,812
Loans held for sale	18,461	27,679	24,766	24,867	20,548
Accrued interest receivable	6,502	6,376	6,229	6,512	6,932
Bank premises and equipment	42,454	41,849	41,460	41,547	41,861
Foreclosed real estate	5,449	8,738	22,294	25,573	28,751
Non-marketable equity securities at cost	3,474	4,154	4,155	4,630	6,130
Investment in bank-owned life insurance	26,587	26,433	26,274	26,114	26,091
Core deposit intangible	2,475	2,653	2,914	3,180	3,455
Other assets	37,865	39,685	26,871	28,273	20,530
Total assets	$1,846,592	$1,923,438	$1,920,378	$1,945,339	$1,976,606

Liabilities and shareholders' equity:
Deposits:
Non-interest bearing	$257,388	$273,896	$256,402	$244,191	$235,417
NOW, savings and money market accounts	656,524	624,460	606,220	613,051	626,538
Time certificates:
$100 or more	281,652	316,146	342,356	348,072	356,793
Other	366,095	417,160	446,482	468,049	492,072
Total deposits	1,561,659	1,631,662	1,651,460	1,673,363	1,710,820

Borrowings	99,160	105,136	102,299	99,310	105,723
Accrued expenses and other liabilities	10,922	15,846	11,383	18,087	16,571
Total liabilities	1,671,741	1,752,644	1,765,142	1,790,760	1,833,114

Total shareholders' equity	174,851	170,794	155,236	154,579	143,492
Total liabilities and shareholders' equity	$1,846,592	$1,923,438	$1,920,378	$1,945,339	$1,976,606

Period end shares outstanding	43,151,652	43,151,646	20,003,688	20,003,688	19,506,188

(a) Derived from audited consolidated financial statements

Yadkin Valley Financial Corporation
Consolidated Income Statements (Unaudited)
	Three Months Ended
	(Amounts in thousands except share and per share data)
	March 31, 2013	December 31, 2012 (a)	September 30, 2012	June 30, 2012	March 31, 2012

Interest and fees on loans (b)	$16,679	$17,338	$17,735	$17,944	$18,939
Interest on securities	1,548	1,381	1,674	1,754	2,006
Interest on federal funds sold	6	8	9	8	7
Interest-bearing deposits	42	66	28	38	37
Total interest income	18,275	18,793	19,446	19,744	20,989
Time deposits of $100 or more	1,352	1,346	1,762	1,913	1,992
Other deposits	1,432	2,132	2,018	2,193	2,370
Borrowed funds	439	570	477	480	735
Total interest expense	3,223	4,048	4,257	4,586	5,097
Net interest income	15,052	14,745	15,189	15,158	15,892
Provision for loan losses	237	31,554	4,251	2,218	2,351
Net interest income after provision for loan losses	14,815	(16,809)	10,938	12,940	13,541
Non-interest income
Service charges on deposit accounts	1,269	1,398	1,319	1,325	1,243
Other service fees (b)	927	986	857	893	895
Income on investment in bank owned life insurance	153	159	159	157	157
Mortgage banking activities (b)	3,288	1,448	1,599	1,674	1,139
Gains on sale of securities	4	96	1,348	300	—
Other than temporary impairment of investments	(39)	(50)	—	—	—
Loss on sale of subsidiary	(1)	(1,019)	—	—	—
Loss on sale of loans	—	(2,132)	(900)	—	—
Other	56	100	283	57	75
Total non-interest income	5,657	986	4,665	4,406	3,509
Non-interest expense
Salaries and employee benefits (b)	7,389	6,935	6,914	6,354	6,110
Occupancy and equipment	1,815	1,562	1,794	1,790	1,851
Printing and supplies	163	157	168	151	145
Data processing	395	447	456	453	387
Communication expense	332	354	314	354	351
Advertising and marketing	256	77	103	100	76
Amortization of core deposit intangible	178	260	266	275	279
FDIC assessment expense	592	664	650	659	695
Attorney fees	90	263	311	150	216
Other professional fees	476	736	491	479	306
Loan collection expense (b)	217	569	69	192	249
(Gain) loss on fixed assets	—	153	—	(1)	(21)
Net cost of operation of other real estate owned	(822)	8,136	1,322	2,745	1,228
Other (b)	2,134	2,395	1,934	2,031	1,707
Total non-interest income	13,215	22,708	14,792	15,732	13,579
Income (loss) before income taxes	7,257	(38,531)	811	1,614	3,471
Provision for income taxes (benefit)	2,608	(14,632)	54	(9,383)	—
Net income (loss)	4,649	(23,899)	757	10,997	3,471
Preferred stock dividend and amortization of preferred stock discount	445	1,419	838	833	821
Net income (loss) available to common shareholders	$4,204	$(25,318)	$(81)	$10,164	$2,650

Basic	$0.10	$(1.21)	$—	$0.52	$0.14
Diluted	$0.10	$(1.21)	$—	$0.52	$0.14

Weighted average number of shares outstanding
Basic	42,595,147	20,917,579	19,389,251	19,386,519	19,378,198
Diluted	42,601,273	20,917,579	19,390,253	19,386,519	19,378,198

(a) Derived from audited consolidated financial statements.
(b) Certain income and expense amounts have been reclassified based on a change in our mortgage reporting segment.

Yadkin Valley Financial Corporation
(unaudited)
	At or For the Three Months Ended
	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012

Per Share Data:
Basic Earnings (Loss) per Share	$0.10	$(1.21)	$—	$0.52	$0.14
Diluted Earnings (Loss) per Share	0.10	(1.21)	—	0.52	0.14
Book Value per Share	3.40	3.31	5.36	5.34	4.92

Selected Performance Ratios:
Return on Average Assets (annualized)	0.91%	(5.15)%	(0.02)%	2.08%	0.54%
Return on Average Equity (annualized)	9.94%	(53.53)%	(0.21)%	26.93%	6.48%
Net Interest Margin (annualized)(7)	3.57%	3.28%	3.37%	3.39%	3.55%
Net Interest Spread (annualized)(7)	3.40%	3.08%	3.19%	3.21%	3.36%
Non-interest Income as a % of Revenue(6)(7)	27.63%	(6.23)%	29.90%	25.40%	20.58%
Non-interest Income as a % of Average Assets (7)	0.30%	0.05%	0.24%	0.23%	0.18%
Non-interest Expense as a % of Average Assets (7)	0.70%	1.17%	0.76%	0.80%	0.69%

Asset Quality:
Loans 30-89 days past due (000's) (4)	$6,060	$14,000	$13,354	$10,321	$10,245
Loans over 90 days past due still accruing (000's)	—	—	—	—	—
Nonperforming Loans (000's)	23,712	22,817	57,053	63,305	66,088
Other Real Estate Owned (000's)	5,449	8,738	22,294	25,573	28,751
Nonperforming Assets (000's)	29,161	31,555	79,347	88,878	94,839
Troubled debt restructurings (000's) (5)	8,579	17,667	13,929	12,596	15,259
Nonperforming Loans to Total Loans	1.79%	1.71%	4.12%	4.53%	4.69%
Nonperforming Assets to Total Assets	1.58%	1.64%	4.13%	4.57%	4.80%
Allowance for Loan Losses to Total Loans	1.85%	1.88%	1.97%	2.06%	2.13%
Allowance for Loan Losses to Total Loans Held for Investment	1.88%	1.92%	2.00%	2.10%	2.17%
Allowance for Loan Losses to Nonperforming Loans	103.29%	110.22%	47.73%	45.49%	45.49%
Net Charge-offs/Recoveries to Average Loans (annualized)	0.27%	9.74%	1.66%	0.99%	1.44%

Capital Ratios:
Equity to Total Assets	9.47%	8.88%	8.08%	7.95%	7.26%
Tier 1 leverage ratio(1)	9.72%	8.92%	8.73%	8.55%	8.30%
Tier 1 risk-based ratio(1)	12.23%	11.73%	11.18%	10.89%	10.61%
Total risk-based capital ratio(1)	13.49%	12.99%	12.44%	12.15%	11.87%

Non-GAAP disclosures(2):
Tangible Book Value per Share	$3.34	$3.25	$5.21	$5.18	$4.74
Return on Tangible Equity (annualized) (3)	10.09%	(54.34)%	(0.21)%	27.54%	6.63%
Tangible Common Equity to Tangible Assets (3)	7.83%	7.30%	5.44%	5.33%	4.69%
Efficiency Ratio (7)	66.40%	88.62%	66.46%	65.63%	63.51%
Notes:

(1)
Tier 1 leverage, Tier 1 risk-based, and Total risk-based ratios are ratios for the bank, Yadkin Valley Bank and Trust Company as reported on Consolidated Reports of Condition and Income for a Bank With Domestic Offices Only - FFIEC 041

(2)
Management uses these non-GAAP financial measures because it believes it is useful for evaluating our operations and performance over periods of time, as well as in managing and evaluating our business and in discussions about our operations and performance. Management believes these non-GAAP financial measures provides users of our financial information with a meaningful measure for assessing our financial results and credit trends, as well as comparison to financial results for prior periods. These non-GAAP financial measures should not be considered as a substitute for operating results determined in accordance with GAAP and may not be comparable to other similarly titled financial measures used by other companies.

(3)
Tangible Common Equity is the difference of shareholders' equity less preferred shares, less the sum of goodwill and core deposit intangible. Tangible Assets are the difference of total assets less the sum of goodwill and core deposit intangible.

(4)	Past due numbers exclude loans classified as nonperforming.

(5)	Nonperforming assets exclude accruing troubled debt restructured loans.

(6)	Ratio is calculated by taking non-interest income as a percentage of net interest income after provision for loan losses plus total non-interest income.

(7)	Certain income and expense amounts in the current and prior periods have been reclassified based on a change in our mortgage reporting segment.

Yadkin Valley Financial Corporation
Average Balance Sheets and Net Interest Income Analysis (Unaudited)
	Three Months Ended March 31,
	2013				2012
	(Dollars in Thousands)
	Average		Yield/		Average		Yield/
	Balance	Interest	Rate		Balance	Interest	Rate
INTEREST EARNING ASSETS
Total loans (1,2)	$1,321,253	$16,708	5.13%	(8)	$1,433,311	$18,976	5.32%	(8)
Investment securities	364,453	1,838	2.05%		349,550	2,261	2.60%
Interest-bearing deposits & federal funds sold	62,707	48	0.31%		50,358	44	0.35%
Total average earning assets (1)	1,748,413	18,594	4.31%	(6)	1,833,219	21,281	4.67%	(6)
Non-interest earning assets	128,610				135,972
Total average assets	$1,877,023				$1,969,191

INTEREST BEARING LIABILITIES
Time deposits	$693,150	2,510	1.47%		$843,764	3,858	1.84%
Other deposits	638,378	274	0.17%		616,823	505	0.33%
Borrowed funds	101,762	439	1.75%		104,187	735	2.84%
Total interest bearing liabilities	1,433,290	3,223	0.91%	(7)	1,564,774	5,098	1.31%	(7)

Non-interest bearing deposits	259,883				224,427
Other liabilities	12,307				16,100
Total average liabilities	1,705,480				1,805,301

Shareholders' equity	171,543				163,890
Total average liabilities and
shareholders' equity	$1,877,023				$1,969,191

NET INTEREST INCOME/
YIELD (3,4)		$15,371	3.57%	(8)		$16,183	3.55%	(8)
INTEREST SPREAD (5)			3.40%	(8)			3.36%	(8)

(1)
Yields related to securities and loans exempt from Federal income taxes are stated on a fully tax-equivalent basis, assuming a Federal income tax rate of 35%, reduced by the nondeductible portion of interest expense.

(2)	The loan average includes loans on which accrual of interest has been discontinued.

(3)	Net interest income is the difference between income from earning assets and interest expense.

(4)	Net interest yield is net interest income divided by total average earning assets.

(5)	Interest spread is the difference between the average interest rate received on earning assets and the average rate paid on interest bearing liabilities.

(6)	Interest income for 2013 and 2012 includes $45,000 and $41,000, respectively, of accretion for purchase accounting adjustments related to loans acquired in the merger with American Community.

(7)
Interest expense for 2013 and 2012 includes $9,000 and $(135,000), respectively, of accretion for purchase accounting adjustments relate to deposits and borrowings acquired in the merger with American Community.

(8)	Certain income and expense amounts have been reclassified based on a change in our mortgage reporting segment.